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                                                                    EXHIBIT 99.1




                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933.


Prospectus


                METAL MANAGEMENT, INC. 2002 INCENTIVE STOCK PLAN





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                                2,000,000 Shares

                       Metal Management, Inc. Common Stock

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         This document relates to the offer and sale of up to 2,000,000 shares of common stock of Metal Management, Inc. ("Metal Management") pursuant to the Metal Management, Inc. 2002 Incentive Stock Plan (the "Plan").




     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         --------------------------------------------------------------


                 The date of this document is October ___, 2002.

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                METAL MANAGEMENT, INC. 2002 INCENTIVE STOCK PLAN

                                   PROSPECTUS

                                TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE PLAN.............................................1
DESCRIPTION OF THE PLAN........................................................1
   Shares Subject to the Plan..................................................1
   Administration..............................................................1
   Stock Options...............................................................2
   Stock Appreciation Rights...................................................4
   Stock Grants................................................................4
   Non-transferability.........................................................4
   Adjustments.................................................................5
   Change in Control of Metal Management.......................................5
   Amendment and Termination of the Plan.......................................5
   Payment of Taxes............................................................5
FEDERAL INCOME TAX CONSEQUENCES................................................6
   Stock Options...............................................................6
   Stock Appreciation Rights...................................................7
   Stock Grants................................................................7
   Tax Consequences to Metal Management........................................8
RESTRICTIONS ON RESALE.........................................................8
WHERE YOU CAN FIND MORE INFORMATION............................................8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................8





         We have not authorized anyone to give any information or to make any representation not contained in this document, and, if given or made, you must not rely upon such information or representation as having been authorized by Metal Management. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities other than common stock offered hereby or an offer to sell or a solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this document nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Metal Management or its subsidiaries or that the information herein is correct as of any time subsequent to the date hereof.


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                METAL MANAGEMENT, INC. 2002 INCENTIVE STOCK PLAN

                       GENERAL INFORMATION ABOUT THE PLAN

         The Plan is intended to (1) help Metal Management to attract and retain personnel for positions of substantial responsibility, (2) provide additional incentive to key employees and consultants of Metal Management and its subsidiaries and affiliates and directors of Metal Management to increase the value of Metal Management, and (3) promote the success of Metal Management's business by providing key employees, consultants and directors with a stake in the future of Metal Management that corresponds to the stake of Metal Management's shareholders. The Plan became effective as of July 25, 2002.

         The Plan authorizes the Compensation Committee of Metal Management's Board of Directors (the "Compensation Committee") to grant several types of stock-based awards to Metal Management's employees, consultants and directors, including:

         - incentive stock options ("ISOs") under section 422 of the Internal Revenue Code (the "Code"),

         - non-qualified stock options ("NQSOs") (NQSOs together with ISOs, "Options"),

         -    stock appreciation rights ("SARs"), and

         -    stock grants,

(individually, an "award," and collectively, "awards") each of which is described in detail below.

         The Plan is not a qualified retirement plan under Section 401 of the Code, nor is it subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA").

                             DESCRIPTION OF THE PLAN

SHARES SUBJECT TO THE PLAN

         Subject to adjustment as described below, 2,000,000 shares of Metal Management's common stock will be available for issuance under the Plan. The shares are reserved from authorized but unissued shares of common stock and from shares of common stock that have been reacquired by Metal Management. Any shares of common stock subject to an Option or stock grant that remain unissued after cancellation, expiration or exchange of the Option or stock grant, or that are forfeited after issuance, will again be available for issuance under the Plan.

ADMINISTRATION

         The Plan is administered by the Compensation Committee. The Compensation Committee identifies the employees or consultants who may be granted awards, the number and type of such awards granted, and the other terms of the awards (consistent with the terms of the

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Plan). The Compensation Committee, in its discretion, may delegate to one or more of its members or one or more officers of Metal Management the right to grant awards to employees or consultants who are not officers of Metal Management. The Compensation Committee also has the power to interpret the Plan and to take such action in the administration and operation of the Plan as it deems equitable under the circumstances.

STOCK OPTIONS

         The Compensation Committee, in its discretion, may grant Options to employees or consultants of Metal Management and its subsidiary corporations and affiliates. ISOs may be granted only to employees (including officers) of Metal Management and its current and future subsidiary corporations. Each Option will entitle the holder to purchase a specified number of shares of common stock. Each Option is evidenced by an Option certificate that sets forth the specific terms of the grant. The exercise price and vesting schedule (if any) of an Option will be determined by the Compensation Committee and set forth in the Option certificate. The Compensation Committee, in its discretion, may accelerate the vesting of an Option; however, special rules apply under section 422 of the Code to the amount of common stock that may be subject to grants of ISOs that vest during any year. An Option certificate may provide for the exercise price of an Option to be paid in cash, by check, in shares of Metal Management's common stock that have been held by the optionee for at least six months, or in any combination of the foregoing, or by such other means that the Compensation Committee determines appropriate at the time of grant of the Option.

         In any calendar year, no one employee or consultant may be granted Options, SARs or stock grants for more than 500,000 shares of common stock in the aggregate.

         The per share exercise price for an ISO must equal at least 100% of the fair market value (as defined in the Plan) of a share of Metal Management's common stock on the date of grant of the Option (except in the case of an ISO granted to a 10% shareholder under section 422(b)(6) of the Code, in which case the exercise price must equal at least 110% of fair market value). The per share exercise price for a NQSO may be equal to, greater than or less than the fair market value (as defined in the Plan) of a share of Metal Management's common stock on the date of grant of the Option. The term of an Option may not exceed ten years (except in the case of an ISO granted to a 10% shareholder, in which case the term may not exceed five years).

         Unless an Option certificate provides otherwise, if a participant's employment or consulting relationship with Metal Management or its subsidiary corporations or affiliates terminates

         - for any reason other than death, total and permanent disability or cause (as such terms are defined in the Plan), the participant may exercise his or her Options (to the extent vested at the time of termination) for 3 months (1 year for a NQSO in the case of retirement) after such termination,

         - on account of total and permanent disability or death of the participant, the participant's Options will vest immediately and the participant or, in the case of death, the participant's estate or beneficiary will be entitled to exercise such


                                      -2-
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              Options for a period of two years after termination in the case of
              NQSOs and for a period of one year after termination in the case of ISOs, and

         - for cause, all outstanding Options granted to the participant will expire at the time of such termination.

Notwithstanding the foregoing, however, no Option may be exercised after the expiration of its original term.

         In the Compensation Committee's discretion, an Option certificate may provide for the automatic grant of a "reload" Option when an employee or consultant exercises a Option using common stock to pay the exercise price or to satisfy a tax withholding requirement. A reload option may cover no more than the number of shares used to pay the exercise price or satisfy the withholding requirement, have a per share exercise price no less than fair market value (as defined in the Plan) of a share of common stock on the date of its grant, and expire no later than the expiration date of the original Option.

         The Plan authorizes the automatic grant of a NQSO to purchase 15,000 shares of common stock to each person who is a non-employee member of the Board of Directors on the date of the 2002 annual meeting of shareholders and in each of Metal Management's fiscal years beginning after the 2002 annual meeting; provided such person is a director on the first day of each such fiscal year. In addition, each person who becomes a non-employee director after the first day of Metal Management's fiscal year automatically will be granted a NQSO to purchase shares of common stock equal to a pro-rated portion of 15,000 shares, based on the number of months in the fiscal year during which such person is a director. The grant date for an Option granted to a non-employee director serving as such on the first day of the fiscal year will be the date of the first Board of Directors meeting in the first fiscal quarter of the fiscal year or, if no Board of Directors meeting has occurred by the last day of the first quarter, the grant date will be the last day of the first quarter. If a person becomes a non-employee director after the first day of the fiscal year, the Option will be granted as of the later of (1) the grant date for directors serving on the first day of the fiscal year or (2) the first day on which the individual becomes a non-employee director.

         An Option granted to a non-employee director vests on the last day of the fiscal year during which the grant is made. The exercise price is 100% of the fair market value (as determined under the Plan) of a share of common stock on the date the Option is granted. The exercise price may be paid in cash, by check, with common stock that has been held by the director for at least 6 months, or any combination of the foregoing.

         The Plan also contains provisions addressing the ability of a non-employee director to exercise Options in the event of termination as a director. If an optionee ceases to serve as a director, he or she may exercise his or her Option (to the extent vested) within 3 months after the date the optionee ceases to serve as a director (12 months if service terminates on account of death or disability), provided that in the case of death, the Option may be exercised by the optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In no event will the Option be exercisable more than ten years after grant.


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STOCK APPRECIATION RIGHTS

         The Compensation Committee may grant SARs to employees and consultants of Metal Management or its subsidiary corporations or affiliates who are selected by the Compensation Committee. A SAR is a right to receive (upon exercise of the SAR) the appreciation in the fair market value of a share of Metal Management's common stock from the date the SAR is granted. SARs may be granted under the Plan in connection with Options or as stand-alone awards. A SAR granted as a stand-alone award will not be exercisable on or after the tenth anniversary of the date of grant. A SAR granted in connection with an Option is exercisable only at such time or times, and to the extent that, the Option to which it relates is exercisable.

         Upon the exercise of a SAR, an employee or consultant will receive an amount in cash, Metal Management's common stock or both (as determined by the Compensation Committee) equal in value to the excess of the fair market value (as defined in the Plan) of one share of common stock on the date of exercise over the price per share specified in the related grant certificate, multiplied by the number of shares for which the SAR is exercised. To the extent a SAR granted in connection with an Option is exercised, the related Option will no longer be exercisable. Similarly, to the extent an Option granted with a SAR is exercised, the SAR will no longer be exercisable.

STOCK GRANTS

         The Compensation Committee may make stock grants to employees and consultants of Metal Management or its subsidiary corporations or affiliates who are selected by the Compensation Committee. A stock grant is an award of Metal Management's common stock that may be subject to conditions prior to grant and may be subject to objective employment, performance or other forfeiture conditions after grant. The Compensation Committee will impose such grant and forfeiture conditions, if any, as it determines appropriate, which may include, for example, continuous employment for a specified term or the attainment of specific performance goals. The Compensation Committee may provide for the deemed satisfaction of the conditions to which a stock grant is subject and the early vesting of the stock grant.

         Stock grant shares are registered in the name of the participant at the time of grant and the participant is entitled to vote the shares and to receive cash dividends on the shares while the shares are subject to forfeiture. If dividends are paid in stock during the restriction period, the dividends are subject to the same restrictions as the underlying shares of common stock.

NON-TRANSFERABILITY

         Options, SARs and stock grants are not transferable other than

     -   by will or by the laws of descent and distribution,

     - pursuant to a qualified domestic relations order (except for an ISO), or


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     -   with the consent of the Compensation Committee.

ADJUSTMENTS

         Upon (1) a change in Metal Management's capitalization, such as a stock dividend or stock split, effected without receipt of consideration by Metal Management or (2) a corporate transaction, such as a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, the Compensation Committee will adjust the shares reserved for issuance under the Plan, the individual calendar year award limits under the Plan, the annual non-employee director grants, the shares subject to outstanding Options and other awards granted under the Plan, the exercise price of outstanding Options, the base price of outstanding SARs, and the conditions applicable to outstanding stock grants, as it determines equitable.

CHANGE IN CONTROL OF METAL MANAGEMENT

         Upon the occurrence of a change in control of Metal Management (as defined in the Plan), outstanding Options, SARs and stock grants fully vest, and in addition, the Board of Directors has the right to cancel such awards if

         (1) Metal Management transfers to the participant the number of shares of common stock determined by dividing (a) the excess of the fair market value of the number of shares that remain subject to the exercise of the Option or SAR over the total Option exercise price or SAR price for such shares, by (b) the fair market value of a share of common stock on such date, or

         (2) Metal Management transfers to the participant the same consideration that the participant otherwise would receive as a shareholder of Metal Management in connection with the change in control if the participant had held the number of shares of common stock that would have been transferable to him or her under (1) above.

AMENDMENT AND TERMINATION OF THE PLAN

         The Board of Directors may amend, suspend or terminate the Plan at any time, provided that (1) the Plan may not be amended without shareholder approval to the extent such approval is required under applicable law and (2) no amendment, suspension or termination of the Plan may adversely affect any rights under an award previously made under the Plan without the consent of the participant. The Plan will continue in effect until the tenth anniversary of its adoption, or the date when all common stock authorized for issuance under the Plan has been issued, unless previously terminated by the Board of Directors.

PAYMENT OF TAXES

         Metal Management may withhold from any payment to a participant any required withholding taxes due in connection with an Option or other award under the Plan and, if such payment is not sufficient to satisfy the withholding taxes, may require the participant to pay the required withholding amount to Metal Management. The Compensation Committee also can provide in an Option certificate or other award certificate for a participant to satisfy withholding


                                      -5-
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by electing to have Metal Management withhold from delivery shares of common stock equal to the amount of tax to be withheld.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the federal income tax consequences of the Plan for employees who are both citizens and residents of the United States, based on current federal income tax laws, regulations (including proposed regulations) and judicial and administrative interpretations thereof, all of which are frequently amended, and which may be retroactively applied to transactions described herein. Individual circumstances may vary these results. Individuals participating in the Plan should look to their own tax counsel for advice regarding federal income tax treatment of Options and other awards granted under the Plan, as well as federal employment taxes, foreign, state and local taxes, and estate or inheritance taxes.

STOCK OPTIONS

         Incentive Stock Options. The grant of an ISO will not result in any federal income tax to an employee. Upon the exercise of an ISO, an employee normally will not recognize any income for federal income tax purposes. However, the excess of the fair market value of the shares transferred upon the exercise over the exercise price of such shares (the "Spread") generally will constitute an adjustment to income for purposes of calculating the alternative minimum tax ("AMT") of the employee for the year in which the Option is exercised, and an employee's federal income tax liability may be increased as a result of the ISO exercise under the AMT. If the common stock transferred pursuant to the exercise of an ISO is disposed of within two years from the grant date or within one year from the date of exercise (the "ISO Holding Periods"), the employee generally will recognize ordinary income equal to the lesser of (1) the gain realized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the Spread. The balance, if any, of the employee's gain over the amount treated as ordinary income on the disposition generally will be long-term or short-term capital gain depending upon the holding period. If the ISO Holding Periods are met, the disposition of shares acquired upon the exercise of an ISO generally will result in long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price.

         If a participant surrenders previously-owned shares (other than any shares acquired upon the exercise of an ISO that have not satisfied the ISO Holding Periods) in payment of any or all of the exercise price of an ISO, shares received upon exercise of the ISO equal in number to the previously-owned shares surrendered will have the same tax basis and capital gain holding period as the surrendered shares. The additional shares received upon exercise of the ISO will have a tax basis equal to the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise. Special rules not discussed above will apply if a participant surrenders previously-owned shares acquired upon the exercise of an ISO that have not satisfied the ISO Holding Periods in payment of any or all of the exercise price of an ISO.

         Non-Qualified Stock Options. The grant of a NQSO will not result in any federal income tax to a participant. Upon the exercise of a NQSO, a participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares over the


                                      -6-
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exercise price. Such fair market value generally will be determined on the date the shares are transferred pursuant to the exercise. If, however, the participant's sale of the shares within six months of the transfer would subject him or her to suit under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), the participant will not recognize income on the date the shares are transferred to him or her, but will recognize income at a later date. In this case, income will be based on the difference between the exercise price and the fair market value of the shares on the date that is the earlier of (1) six months after the date of the transfer or (2) the first date that the shares can be sold by the participant without liability under Section 16(b). However, if the participant timely elects under Section 83(b) of the Code, fair market value of the shares will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b). The sale or other taxable disposition of shares of stock acquired through the exercise of a NQSO generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when ordinary income was recognized.

         If a participant surrenders previously-owned shares (other than any shares acquired upon the exercise of an ISO that have not satisfied the ISO Holding Periods) in payment of any or all of the exercise price of a NQSO, shares received upon exercise of the NQSO equal in number to the previously-owned shares surrendered will have the same tax basis and capital gain holding period as the surrendered shares. The additional shares received upon exercise of the NQSO will have a tax basis equal to the amount taxable as ordinary income upon exercise of the NQSO (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise. Special rules not discussed above will apply if a participant surrenders previously-owned shares acquired upon the exercise of an ISO that have not satisfied the ISO Holding Periods in payment of any or all of the exercise price of a NQSO.

STOCK APPRECIATION RIGHTS

         The grant of SARs ordinarily will not result in any federal income tax to a participant. Upon the exercise of a SAR, a participant will recognize ordinary income in an amount equal to the cash or the fair market value of the shares of common stock, if any, received by the participant.

STOCK GRANTS

         A participant who receives a stock grant under the Plan generally will be taxed at ordinary income rates on the fair market value of the shares when they vest. However, a participant who timely elects under Section 83(b) of the Code will recognize ordinary income on the date of issuance of the stock equal to the fair market value of the shares on that date. If a Section 83(b) election is made, no additional taxable income will be recognized by the participant at the time the shares vest. However, if such shares are forfeited, no tax deduction is allowable to the participant for the forfeited shares.


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TAX CONSEQUENCES TO METAL MANAGEMENT

         Metal Management, or a subsidiary corporation or affiliate, generally will be entitled to a federal income tax deduction in an amount equal to the amount of ordinary income recognized by a participant in connection with an Option or other award under the Plan in the year such ordinary income is recognized by the participant.

                             RESTRICTIONS ON RESALE

         Each person who controls, or who is a member of a group that controls, or who is under common control with Metal Management and who distributes any common stock obtained through the Plan, and any broker or dealer who participates in any such distribution, may, in connection with the distribution, be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") unless such securities are sold pursuant to Rule 144 promulgated under the Securities Act. This document may not be utilized in connection with any resale of any common stock received by any such person.

         In addition, the filing requirements of Section 16(a) of the Exchange Act and the short-swing profit rules under Section 16(b) of the Exchange Act may apply to purchases and sales of common stock under the Plan, including purchases and subsequent resales of shares under the Plan, by any person who is an executive officer, director or beneficial owner of 10% or more of our outstanding common stock. Purchases of common stock under the Plan will qualify for certain exemptions from the short-swing profit rules under Section 16(b) of the Exchange Act.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, telephone number 1-800-SEC-0330. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the SEC's web site at http://www.sec.gov. You also may inspect and copy such material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" certain information that we file, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered part of this prospectus and information that we file later with the SEC automatically will update and supersede such information.


                                      -8-
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         The following documents have been filed previously by Metal Management with the SEC, are incorporated by reference into the Registration Statement according to their respective dates, and, together with this document, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act:

         1. The Annual Report of Metal Management on Form 10-K for the fiscal year ended March 31, 2002;

         2. The Quarterly Report of Metal Management on Form 10-Q for the period ended June 30, 2002;

         3. The Current Report of Metal Management on Form 8-K as filed with the SEC on August 13, 2002; and

         4. The description of Metal Management's common stock contained in our Registration Statement on Form 8-A dated August 23, 2001, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by Metal Management pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement and before the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered thereunder have been sold or that deregisters all securities then remaining unsold are deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

         You may request a copy of these filings (including exhibits that we have incorporated by reference) as well as any other filings we are required to deliver pursuant to Rule 428(b) of the Securities Act, at no cost, by writing or telephoning our executive offices at the following address:

                          Metal Management, Inc.
                          500 N. Dearborn St., Ste. 405
                          Chicago, IL  60610
                          Attn:  Amit Patel
                          Tel:  312-645-0570

         You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

         We will deliver copies of all reports, proxy statements and other communications distributed to our stockholders generally to participants in the Plan who do not otherwise receive such materials no later than the time such materials are sent to stockholders.